UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 29, 2008

ENERGY KING, INC.
(Exact Name of Issuer as Specified in its Charter)

Nevada	0-27454	20-3161375
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4455 Lamont Street, Suite 3, San Diego, CA 92109
(Address of principal executive offices)

(858) 272-6600
(Issuer’s telephone number, including area code)

 BUCKEYE VENTURES, INC.
4455 Lamont Street, San Diego, CA 92109
(Former name, former address and former fiscal year, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

On February 29, 2008, Energy King, Inc., a Nevada corporation ("Energy King"), entered into a merger agreement with Gallagher's Heating & Air Conditioning, Inc., a California corporation ("Gallagher’s"), and certain other parties pursuant to which a wholly owned Delaware subsidiary of Energy King was merged on February 29, 2008 with and into Gallagher’s and Energy King became the owner of 100% of the issued and outstanding shares of Gallagher’s.  a Pursuant to the merger agreement the shares of the former sole stockholder of Gallagher’s, Tim Gallagher, were converted upon the effectiveness of the merger into a combination of cash and promissory notes  as follows: 1) a cash payment of $500,000; 2)  a promissory note for $1,586,667; and 3) a convertible promissory note for $2,000,000;  for a total consideration of $4,086,667.  Gallagher’s was the surviving corporation in the merger and upon the effectiveness of the merger Gallagher’s became a wholly-owned subsidiary of Energy King.

Gallagher’s, founded in 1989, is a residential and light commercial heating and air-conditioning service company located in Los Molinos, CA  Gallagher’s serves Tehama County, CA market as well as the surrounding counties of Butte, Glenn, Mendocino, Plumas Shasta and Trinity in North Central California. Gallagher’s currently has 38 employees.

Gallagher’s 2007 revenues were approximately $6,400,000,  representing an 11% increase from the prior fiscal year, and has a positive cash flow from operations. The Gallagher’s acquisition expands Energy King’s regional market presence in northern California.

Item 2.03 Creation of a Direct Financial Obligation

In connection with the Gallagher’s acquisition, Energy King issued to Tim Gallagher two notes totaling $3,586,667 as part of the consideration.

Item 8.01 Other Events

On March 5, 2008, Energy King issued a press release announcing the acquisition of Gallagher's Heating & Air Conditioning. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) The Registrant will file an amendment to this Form 8-K containing full disclosure of the Registrant's new subsidiary's business together with audited financial statements for the fiscal years ended 2007 and 2006 within 75 days from the date of this report.

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit Number	Description
10.1	Agreement and Plan of Merger, filed herewith.
99.1	Press release issued by the Company on March 5, 2008, filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY KING, INC.

March 6, 2008	By:	/s/ ALAN J. MINTZ
Alan J. Mintz
Chief Executive Officer & President